EX-35.2
(logo) WELLS FARGO

Corporate Trust Services
MAC N2702-011
9062 Old Annapolis Road
Columbia, MD 21045
410 884-2000
410 715-2380 Fax

Wells Fargo Bank, N.A.


Structured Asset Mortgage Investments II Inc.
245 Park Avenue
New York, NY 10167


RE: Annual Statement as to Compliance for Bear Stearns Mortgage Funding Trust 2007-AR5, Mortgage Pass-Through Certificates Series 2007-AR5

The undersigned, a duly authorized officer of Wells Fargo Bank, National Association ("Wells Fargo"), hereby certifies as follows for the calendar year 2007 or applicable portion thereof (the "Reporting Period"):

(a) a review of Wells Fargo's activities as Trustee during the Reporting Period under the Pooling and Servicing Agreement has been made under my supervision; and

(b) to the best of my knowledge, based on such review, except as otherwise provided on Schedule A hereto, Wells Fargo has fulfilled all of its obligations under the Servicing Agreement(s) in all material respects throughout the Reporting Period

February 22, 2008
/s/ William Augustin
WILLIAM AUGUSTIN
Vice President


(page)


(logo) WELLS FARGO

Corporate Trust Services
MAC N2702-011
9062 Old Annapolis Road
Columbia, MD 21045
410 884-2000
410 715-2380 Fax

Wells Fargo Bank, N.A.

Schedule A

List of Exceptions for Bear Stearns Mortgage Funding Trust 2007-AR5, Mortgage Pass-Through Certificates Series 2007-AR5

Payment/Distribution Calculation Errors:

This deal experienced non-systemic administrative issues during the reporting year that resulted in incorrect calculations of distributions to certificate holders for one or more payment cycles. The instances were subsequently corrected and remittance reports and payments to holders were revised to reflect the correct distributions.